EXHIBIT 4.1


October 30, 1995

Mr. Philip Rosner
President
TECHNOLOGY FLAVORS & FRAGRANCES, INC.
10 Edison Street E.
Amityville, New York 11701

Dear Mr. Rosner:

This  letter  is  to  confirm  the  agreement  under  which   Strategic   Growth
International, Inc. ("SGI") will serve as Investor Relations Consultant to Technologies Flavors & Fragrances, Inc. (the "Company").

DUTIES:

As Investor Relations Consultant, we will:

                  a) Consult with the management of the Company on Investor Relations aspects of shareholder communications, including how to arrange and conduct meetings with the professional investment community and investor groups; how to communicate the corporate message to specified audiences, and how to enhance relations with security analysts and the financial press.

                  b) Help develop and implement a comprehensive Investor Relations program. The program will be designed to achieve results-oriented goals and objectives. The programs will include as its objectives:

                           i. Introducing the Company, its core business and new activities to the professional investment community and thereby work to create a new base of investors in the Company's stock, among both institutional and retail broker segments of the financial community.

                           ii.      Developing research coverage of the Company.

                           iii.     Developing additional active market makers.

                           iv. Assisting the Company in creating media opportunities, as appropriate.

                  c) Provide professional staff services to help the Company carry out its programs and objectives.



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The scope of SGI's  services  shall not  include  any  activities  related to or regarding the raising of funds. Such activities shall be subject to a separate agreement.

SERVICE FEES:

The Company will pay SGI:

1. A monthly retainer fee of $8,000 for services under this agreement. The monthly retainer shall commence on October 30, 1995 for twelve months.

2. In addition, immediately upon execution of this contract, the Company will issue 600,000 options of the Company's outstanding shares exercisable at $0.35 (U.S.) per share. Such options will be of a five year duration, and will have piggy-back registration rights for one year with respect to shares underlying the options with demand registration rights after one year, and will be subject to non-dilution provisions and may be transferred in whole or in part to one or more officers of Strategic Growth International, Inc.

OUT OF POCKET EXPENSE:

The Company will reimburse SGI for all reasonable out-of-pocket disbursements, including travel expenses, made in the performance of its duties under this agreement. Items, such as luncheons with the professional investment community, graphic design and printing, postage, long distance telephone calls, etc., will be billed as incurred.

RECORDS AND RECORD KEEPING:

SGI will maintain accurate records of all out-of-pocket expenditures incurred on behalf of the Company. Authorization for projects and operating activities will be obtained in advance before commitments are made.

TERMS OF PAYMENT:

Billings will be done monthly for the coming month. Expenses and charges will be included in the following month's bill.

Payment is due within ten (10) days upon receipt of invoice.

LIABILITY:

The Company agrees to indemnify and hold harmless from and against any and all losses, claims, damages, expenses or liabilities which SGI may incur based upon information, representations, reports or data furnished by the Company to the extent that such material is furnished, prepared or approved by the Company for use by SGI.



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TERMS OF AGREEMENT:

This agreement is to extend for October 30, 1995 for one year. SGI shall have the right to terminate the agreement on April 30, 1996. In the event of such termination, SGI shall waive all legal rights to 50% (600,000) of the options granted to SGI.

This agreement shall be governed by and subject to the jurisdiction of and law of New York State, and the United States of America.

Please confirm agreement to the above by endorsing all three (3) copies and returning two (2) copies to SGI.

AGREED TO AND ACCEPTED BY:



                      /s/                                /s/
Technology Flavors & Fragrances, Inc.      Strategic Growth International, Inc.


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